Exhibit (a)(17)

EMPLOYEE PRESENTATION

Town Hall Meetings
Option Exchange and
Supplemental Grant Program

June, 2001

Jennifer Stallings, Shareholder Services

Important

The New Options will not be granted until on or after the first trading day that is at least six months and one day after the date that tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. The exercise price per share of the New Options will be equal to the last sale price of our Class A common stock as reported on the Nasdaq National Market on the date of grant. The exercise price per share of your Supplemental Options will be equal to the last reported sale price of our Class A common stock on the date we grant your supplemental options. The exercise price of your New Options or Supplemental Options may be higher or lower than the current price of our Class A common stock, and it may be higher or lower than the exercise price per share of your eligible options and/or Required Options. The market price of our Class A common stock has declined substantially over the the last year and has been subject to high volatility. Our Class A common stock may trade at prices below the exercise price per share of the New Options or the Supplemental Options. In that case, depending on the exercise price of your tendered options and other factors, the New Options may be less valuable than the options you are tendering for exchange. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our Class A common stock may provide little or no basis for predicting what the market price of our Class A common stock will be on the grant date of the New Options or the Supplemental Options or at any time of the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

Stock prices and grant data used in the following examples have been chosen for illustrative purposes only, and do not reflect Broadcom's expectations, projections, estimates or beliefs as to what future prices or stock gains will actually be, nor do they constitute a recommendation by Broadcom as to whether to participate in the exchange program. Actual results or financial implications of your decision to exchange options for New Options or receive Supplemental Options may vary.

Letter of Transmittal

•Must be submitted to Shareholder Services in Irvine or your authorized designated company representative by 5:00 p.m. Pacific Daylight (California) Time on Thursday, June 21, 2001.

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I have read, understand and agree to all of the terms and conditions of the Offer, and I hereby tender the following Eligible Options and Required Options:

Electing to Exchange {

Required Option - →

Must be cancelled if any other options are being tendered for exchange.

Grant Date of Option(1)	Exercise Price of Option	Total Number of Option Shares Subject to Option(2)	Option Identification Number (if available)	Option Plan under which Option was Granted(3)
7/28/2000	$213.00	2,500	N12345	BRCM 1998 SIP
7/28/2000	$213.00	1,500	N12346	BRCM 1998 SIP
12/21/2000	$77.00	500	P12345	BRCM 1998 SIP

All information required to complete the table in the LT can be found on the option statement mailed to your address on file with Shareholder Services.

(1) List each tendered Option on a separate line even if more than one such Option was granted on the same date.

(2) Provide the total number of Option Shares for which the Option remains outstanding (i.e. for which the Option has not been exercised) in this column. All such Option Shares for each grant you specify herein must be tendered.

(3) Identify under which Eligible Plan the Option was granted.

By choosing to tender one or more of my Eligible Options for exchange pursuant to this Letter of Transmittal, I understand and agree that I will automatically be deemed to have tendered all of my Required Options, regardless of exercise price, for exchange and cancellation.

HOLDER PLEASE SIGN HERE
(See Instructions 1 and 4)

Letter of Transmittal

HOLDER PLEASE SIGN HERE
(See Instructions 1 and 4)

You must provide the information requested below and you and your spouse, if any, must sign below where indicated. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF OWNER

John Doe
(Signature of Holder or Authorized Signatory)

Jane Doe
(Signature of Holder's Spouse, if any)

John Doe
(Holder's Name, please print in full)

(Capacity of Authorized Signatory, if applicable)

Date: June 20, , 2001

Address: 123 Somewhere Ln.
Anywhere, CA 10000

Office Telephone: (408) 123 - 4567

E-mail: Johndoe @broadcom.com

Tax ID/Social Security No./Other Identification No.: 123-45-6789

4

Letter of Transmittal - Remittance Procedures

- Deliver to Shareholder Services via mail or fax (949-450-1484);
- OR
- Deliver to designated representative at your location (sign log book).
- Deliver ALL SIX PAGES of the LT; not just the signature page.
- Deadline is the same regardless of whether you choose to deliver to Shareholder Services or your designated representative.

Q&A Session